Execution Copy

The security represented by this instrument was originally issued on January 2, 2008 (“Original Date of Issuance”), and has not been registered under the Securities Act of 1933, as amended (the “Act”), or under any applicable state securities laws, and may not be offered, sold or otherwise transferred, assigned, pledged or hypothecated unless and until registered under the Act and applicable state securities laws, or unless the Borrower (as defined below) has received an opinion of counsel satisfactory to the Borrower and its counsel that such registration is not required.  The transfer of such security is subject to the conditions specified in that certain Note and Warrant Purchase Agreement, dated as of October 22, 2004 (as amended, restated or otherwise modified from time to time), by and among the Borrower, William Blair Mezzanine Capital Fund III, L.P., a Delaware limited partnership, and the Guarantors party thereto from time to time.

The obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement, dated as of October 22, 2004, as amended by that certain First Amendment to Subordination Agreement, dated as of November 1, 2005, and that certain Reaffirmation and Second Amendment to Subordination Agreement, dated as of July 31, 2007 (as further amended, restated, supplemented of otherwise modified from time to time, the “Subordination Agreement”), among, without limitation, William Blair Mezzanine Capital Fund III, L.P., a Delaware limited partnership, ISI Security Group, Inc., a Delaware corporation formerly known as ISI Detention Contracting Group, Inc. (the “Borrower”), and The PrivateBank and Trust Company (successor-in-interest to LaSalle Bank National Association) (the “Senior Lender”), to the obligations (including interest) owed by Borrower to the holders of all of the notes issued pursuant to that certain Loan and Security Agreement, dated as of October 3, 2008, between Borrower and Senior Lender, as such Agreement has been and may hereafter be supplemented, modified, restated or amended from time to time; and each holder hereof, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.

AMENDED AND RESTATED SENIOR SUBORDINATED PROMISSORY NOTE A

January 8, 2009	$5,000,000.00

ISI Security Group, Inc., a Delaware corporation formerly known as ISI Detention Contracting Group, Inc. and d/b/a “Argyle Security USA” (successor-by-merger to ISI Security Group, Inc., an unrelated entity)  (the “Borrower”), hereby promises to pay to the order of William Blair Mezzanine Capital Fund III, L.P., a Delaware limited partnership, or its assignee (the “Holder”), the principal amount of Five Million and No/100 Dollars ($5,000,000.00) (the “Original Principal Amount”), together with interest thereon calculated from the date hereof (the “Date of Issuance”), in accordance with the provisions of this instrument (this “Note A”).  For purposes of this Note A, the term “Principal Balance” shall mean an amount equal to (a) the Original Principal Amount plus (b) the aggregate amount of the Deferred Interest (as defined below) capitalized and added to principal under this Note A from time to time after the Date of Issuance minus (c) all payments of principal made by the Borrower from time to time pursuant to the terms of this Note A plus (d) all amounts added to the Original Principal Amount pursuant to the terms of this Note A or the Note Purchase Agreement (as defined below).

This Note A was issued pursuant to the terms of that certain Note and Warrant Purchase Agreement, dated as of October 22, 2004 (as amended, restated or otherwise modified from time to time, including, without limitation, pursuant to that certain Sixth Amendment to Note and Warrant Purchase Agreement, dated as of January 8, 2009, the “Note Purchase Agreement”), by and among the Borrower, the Holder and the Guarantors (as defined therein) party thereto from time to time.  This Note A is the “Note A” referred to in the Note Purchase Agreement.  The Note Purchase Agreement contains terms governing the rights and obligations of the Holder of this Note A and all provisions of the Note Purchase Agreement are hereby incorporated herein in full by reference.  Except as otherwise indicated herein, capitalized terms used in this Note A have the same meanings set forth in the Note Purchase Agreement.

1.	Payment of Interest.

(a)
Current Interest.  Except as otherwise expressly provided herein or as specifically provided in the Note Purchase Agreement, the Principal Balance of this Note A shall bear interest (computed on the basis of actual days elapsed in a 360-day year) at the rate of (i) eleven and fifty-eight hundredths percent (11.58%) per annum from the date hereof through and including September 30, 2010 and (ii) fifteen and fifty-eight hundredths percent (15.58%) per annum from October 1, 2010 and at all times thereafter (“Current Interest”).  In addition, default interest shall accrue on the unpaid Principal Balance of this Note A at the rate of two percent (2%) per annum after the occurrence and during the continuance of an Event of Default.  Current Interest accruing on the Principal Balance of this Note A shall be payable quarterly in arrears beginning on March 31, 2009 in accordance with the payment schedule on Exhibit A attached hereto and made a part hereof (assuming for purposes of Exhibit A that no portion of the Principal Balance of this Note A is prepaid and that this Note A is not accelerated prior to the Maturity Date).  In addition, all accrued and unpaid Current Interest on this Note A (together with any accrued and unpaid default interest) shall be paid upon the payment in full of the entire outstanding Principal Balance of this Note A (whether on the Maturity Date or as a result of the acceleration of the maturity thereof), or if a prepayment of this Note A is made, on the Principal Balance prepaid, and, if payment in full is not paid when due, thereafter on demand.  Unless prohibited under applicable law, any accrued interest (whether Current Interest or default interest) which is not paid on the date on which it is due and payable shall be capitalized and shall bear interest at the same rate at which interest is then accruing on the Principal Balance of this Note A until such interest is paid.  Any accrued interest (whether Current Interest or default interest) which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on this Note A is made (whether on the Maturity Date or as a result of the acceleration of the maturity thereof).  Interest shall accrue on any payment due under this Note A at the rates set forth herein until such time as payment therefor is actually delivered to the Holder.

(b)
Deferred Interest.  In addition to Current Interest payable pursuant to Section 1(a) above, prior to the Maturity Date, the Principal Balance of this Note A shall bear deferred interest (computed on the basis of actual days elapsed in any 360-day year) at the rate of 8.42% per annum (“Deferred Interest”).  In addition, default interest shall accrue on the unpaid Principal Balance of this Note A at the rate of two percent (2%) per annum after the occurrence and during the continuance of an Event of Default.  Deferred Interest accruing on the Principal Balance of this Note A shall be compounded quarterly and capitalized as principal on the last Business Day of each calendar quarter beginning on March 31, 2008 during the term hereof and shall be payable in accordance with the payment schedule set forth on Exhibit A attached hereto and made a part hereof (assuming for purposes of Exhibit A that no portion of the Principal Balance of this Note A is prepaid and that this Note A is not accelerated prior to the Maturity Date).  In addition, all accrued and unpaid Deferred Interest on this Note A (together with any accrued and unpaid default interest) shall be paid upon the payment in full of the entire outstanding Principal Balance of this Note A (whether on the Maturity Date or as a result of the acceleration of the maturity thereof), or if a prepayment of this Note A is made, on the Principal Balance prepaid, and, if payment in full is not paid when due, thereafter on demand.   Interest shall accrue on any payment due under this Note A at the rates set forth herein until such time as payment therefor is actually delivered to the Holder.

2.	Payment of Principal on Note A.

(a)
Scheduled Payments.  The Borrower shall pay the outstanding principal amount of this Note A, together with all accrued and unpaid interest on the principal amount being repaid, on January 31, 2011 (the “Maturity Date”).

(b)
Optional Prepayments.  The Borrower may not prepay any portion of this Note A at any time from the Original Date of Issuance through the date which is six (6) months after the Original Date of Issuance.  Subject to the terms of Section 2(c) below, at any time after the date which is six months after the Original Date of Issuance (or, in the event of an IPO or a sale of the Borrower approved by the Holder, at any time after the Original Date of Issuance), the Borrower, at its option, may prepay all or any portion of this Note A on any scheduled quarterly payment date at a prepayment price of one hundred percent (100%) of the Principal Balance to be prepaid, plus accrued and unpaid interest to the prepayment date.

(c)
Prepayment Premium.  Subject to the terms of Section 2(b) above, the Borrower, at its option, may prepay the Principal Balance of this Note A, in minimum increments of $1,000,000 plus (i) accrued and unpaid interest to the prepayment date and (ii) a prepayment fee calculated as follows:

Prepayment Date	Prepayment Fee
On or after July 2, 2007 but prior to January 1, 2009	5% multiplied by the Principal Balance prepayment amount

On or after January 1, 2009 but prior to February 1, 2009	4.6% multiplied by the Principal Balance prepayment amount

On or after February 1, 2009 but prior to March 1, 2009	4.2% multiplied by the Principal Balance prepayment amount

On or after March 1, 2009 but prior to April 1, 2009	3.8 % multiplied by the Principal Balance prepayment amount

On or after April 1, 2009 but prior to May 1, 2009	3.4% multiplied by the Principal Balance prepayment amount

On or after May 1, 2009 but prior to June 1, 2009	3.0% multiplied by the Principal Balance prepayment amount

On or after June 1, 2009 but prior to July 1, 2009	2.6% multiplied by the Principal Balance prepayment amount

On or after July 1, 2009 but prior to August 1, 2009	2.2% multiplied by the Principal Balance prepayment amount

On or after August 1, 2009 but prior to September 1, 2009	1.8% multiplied by the Principal Balance prepayment amount

On or after September 1, 2009 but prior to October 1, 2009	1.4% multiplied by the Principal Balance prepayment amount

On or after October 1, 2009 but prior to November 1, 2009	1.0% multiplied by the Principal Balance prepayment amount

On or after November 1, 2009 but prior to December 1, 2009	0.6% multiplied by the Principal Balance prepayment amount

On or after December 1, 2009 but prior to January 1, 2010	0.2% multiplied by the Principal Balance prepayment amount

On or after January 1, 2010	No Fee

(d)
Notice of Prepayments.  The Borrower shall give notice (which shall be irrevocable) to the Holder of this Note A of each prepayment not later than 1:00 p.m. (Chicago time) on the Business Day immediately preceding the date of prepayment, specifying the aggregate Principal Balance to be prepaid and the prepayment date.  Once any such notice has been given, the Principal Balance specified in such notice, together with all accrued and unpaid interest on the amount of each such prepayment to the date of payment, and any prepayment premium, shall become due and payable on such date of payment.

3.
Payment Schedule.  Set forth as Exhibit A attached hereto is a schedule which reflects the amount of Current Interest payable quarterly, the amount of Deferred Interest which accrues and is payable and the Principal Balance of this Note A at the beginning and at the end of each quarter during the term of this Note A (assuming for purposes of Exhibit A that no portion of the Principal Balance of this Note A is prepaid and that this Note A is not accelerated prior to the Maturity Date).  Upon any voluntary or mandatory prepayment of all or any portion of the Principal Balance, the Current Interest and the Deferred Interest reflected on Exhibit A attached hereto shall be recomputed based upon the remaining Principal Balance.  The Holder shall amend Exhibit A hereto to reflect such recomputation and deliver the same to the Borrower, and such amended Exhibit A shall constitute rebuttable presumptive evidence of the Principal Balance owing and unpaid on this Note A and the interest accruing and payable thereafter under this Note A.  The failure to amend Exhibit A hereto or to deliver the same to the Borrower shall not, however, affect the obligations of the Borrower to pay the Principal Balance and all accrued and unpaid interest on the Principal Balance of this Note A.

4.	Transfer and Exchange; Replacement; Cancellation.

(a)	Transfer and Exchange.

(i)
Subject to any restrictions contained in this Note A or the Note Purchase Agreement, this Note A and all rights and obligations hereunder are transferable, in whole or in part, to any Person (excluding any Person that is a direct or indirect competitor of the Borrower), without charge to the Holder, upon surrender of this Note A with a properly executed assignment in form and substance reasonably acceptable to the Borrower at the principal office of the Borrower.  To facilitate any such transfer, the Borrower hereby covenants to execute such documents and perform such acts as may be necessary or appropriate in the Holder’s sole judgment for the Holder to effect any such transfer.

(ii)
Upon surrender of this Note A for transfer or for exchange, the Borrower, at its expense, will (subject to the conditions set forth herein and in the Note Purchase Agreement) execute and deliver in exchange therefor a new Note or Notes, as the case may be, as requested by the Holder or transferee, which aggregates the Principal Balance of such Note, issued as the Holder or such transferee may request, dated so that there will be no gain or loss of interest on such surrendered Note and otherwise of like tenor.  The issuance of new Notes shall be made without charge to the Holder(s) of the surrendered Note for any issuance tax in respect thereof or other cost incurred by the Borrower in connection with such issuance.

(b)
Replacement.  Upon receipt of evidence reasonably satisfactory to the Borrower (an affidavit of the Holder of this Note A shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Note A and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Borrower (provided that if the Holder is a financial institution or other institutional investor, its own agreement of indemnity shall be satisfactory), or, in the case of any such mutilation, upon the surrender of this Note A, the Borrower shall (at its expense) execute and deliver, in lieu thereof, a new Note A of the same class and representing the same rights and obligations represented by such lost, stolen, destroyed or mutilated Note A dated so that there will be no loss of interest on this Note A.

5.
Payments.  All payments to be made to the Holder of this Note A shall be made by wire transfer to the Holder in lawful money of the United States of America in same-day available funds.  Any payment received by the Holder of this Note A after 2:00 p.m. (Chicago time) on any day will be deemed to have been received on the next following Business Day.

6.	Place of Payment. Payments of principal, interest, premium and other amounts shall be made by wire transfer of immediately available funds to the following account of the Holder hereof:

ABA No.:  026 009 593
Account No.:  5800441577
Account Name:  William Blair Mezzanine Capital Fund III, L.P.
Bank:  Bank of America

or to such other account or to the attention of such other Person as specified by the Holder in a prior written notice to the Borrower.

7.
Business Days.  If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next Business Day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

8.
Governing Law.  This Note A shall be governed and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

9.
Liabilities.  In furtherance and not in limitation of the rights and remedies of the Holder of this Note A hereunder or at law, the Holder of this Note A may proceed under this Note A against the Borrower in its absolute and sole discretion for any of the liabilities of the Borrower under this Note A or any other liability or obligation of the Borrower arising hereunder.

10.
Events of Default. Upon the occurrence of any “Event of Default,” as described and specified in the Note Purchase Agreement, the Holder shall have all of the rights and remedies in accordance with, and as provided by, the terms of the Note Purchase Agreement.  In addition, the Holder shall be entitled to recover from the Borrower any and all costs and expenses, including reasonable attorneys’ fees and court costs, incurred in enforcing its rights hereunder.

11.
Usury Laws.  It is the intention of the Borrower and the Holder of this Note A to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note A shall be subject to reduction to an amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters.  If the maturity of this Note A is accelerated by reason of an election by the Holder hereof resulting from an Event of Default, voluntary prepayment by the Borrower or otherwise, then the earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Holder hereof either be rebated to the Borrower or credited on the Principal Balance of this Note A, or if this Note A has been paid, then the excess shall be rebated to the Borrower.  The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note A shall under no circumstances exceed the maximum legal rate upon the Principal Balance of this Note A remaining unpaid from time to time.  If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, at the option of the Holder hereof either be rebated to the Borrower or credited on the Principal Balance of this Note A, or if this Note A has been repaid, then such excess shall be rebated to the Borrower.

12.
Waiver.  The Borrower hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note A, and expressly agrees that this Note A, or any payment hereunder, may be extended from time to time and that the Holder hereof may accept security for this Note A or release security for this Note A, all without in any way affecting the liability of the Borrower hereunder.

13.
Section 163 of the Internal Revenue Code.  Notwithstanding any other provisions contained in this Note A, payments under this Note A shall not be deferred beyond any date if deferral beyond such date would result in this Note A being treated as an “applicable high yield discount obligation” under Section 163(e)(5) and Section 163(i) of the Code.  The preceding sentence shall apply only to the extent necessary to achieve the objective herein described and shall apply only to amounts treated as interest or original issue discount under the Code.

14.
Amended and Restated.  This Note replaces in its entirety and is in substitution for but not in payment of that certain Senior Subordinated Promissory Note A, dated as of January 2, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Prior Note”), made by the Borrower in favor of the Holder in the aggregate maximum principal amount of $5,000,000, and does not and shall not be deemed to constitute a novation thereof.  Such Prior Note shall be of no further force and effect upon the execution of this Note; provided, however, that all outstanding indebtedness, including, without limitation, principal and interest under the Prior Note as of the date of this Note, is hereby deemed indebtedness evidenced by this Note and is incorporated herein by this reference.

[SIGNATURE PAGE FOLLOWS]

Amended and Restated Senior Subordinated Promissory Note A Signature Page

IN WITNESS WHEREOF, the Borrower has caused this Note A to be executed and delivered by a duly authorized officer as of the date first written above.

ISI SECURITY GROUP, INC., a Delaware corporation formerly known as ISI Detention Contracting Group, Inc. and d/b/a “Argyle Security USA”

By:	/s/ Sam Youngblood
Name:	Sam Youngblood
Title:	Chief Executive Officer

EXHIBIT A

See attached.